Amendment
of the
Employment Agreement

This AMENDMENT (“Amendment”) to that certain individual Employment Agreement (as defined below), is made and entered into this 19th day of February, 2025, by and between Kaltura, Inc., a Delaware corporation of 860 Broadway, 3rd Floor, New York, NY 10003, USA (the “Company”) and Mr. John Doherty (the “Employee”).
Each of the above is referred to as a “Party” and collectively referred to as the “Parties”.

WHEREAS,    the Parties have entered into an individual employment agreement by virtue of an Offer Letter dated January 15, 2024, in connection with the Employee’s employment by the Company, as from time to time amended (the said agreement, together with all the exhibits, attachments and addendums thereto, and any amendments hereto or thereto in accordance with the provisions thereof or hereof, shall be referred to herein as the “Employment Agreement”); and
WHEREAS,    the Parties wish to amend the Employment Agreement in accordance with the terms herewith;

NOW, THEREFORE, in consideration of the premises and mutual agreements and covenants contained in this Amendment and other good and valuable consideration (the receipt and adequacy of which are hereby mutually acknowledged), each of the Parties hereby agree as follows:

1.Definitions and Interpretation
1.1.Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Employment Agreement. All capitalized terms used but not defined hereinabove or in the Employment Agreement, shall have the meaning ascribed for them as in the recitals or as hereinbelow defined.
1.2.The preface to this Amendment constitutes an indivisible and integral part thereof.
1.3.The provisions of this Amendment are in addition to, and in amendment of, the provisions of the Employment Agreement and in the event of any discrepancy or inconsistency between the provisions of the Employment Agreement and the provisions of this Amendment, the provisions of this Amendment shall prevail. Any reference in the Employment Agreement or herein to “this Agreement” shall mean the Employment Agreement as amended by this Amendment.

2.Bonus
2.1.The Employee’s entitlement to an annual Bonus for the calendar year of 2025 shall be determined, for such year only, on the basis of the Employee’s and the Company’s attainment of certain goals and objectives defined by the Company, which are set forth in the Employee’s annual bonus plan according to the Company’s 2025 Executive Compensation Plan as approved by its Compensation Committee on or about January 6, 2025, a summary of which is enclosed as Annex A hereof, and as shall further be determined and approved by the Company’s Compensation Committee and the Board of Directors with respect to the 2025 individual OKRs and performance targets and goals (the “2025 Executive Compensation Plan”).
Accordingly, subject to the successive Subsections of this Section 2, the 2025 annual Bonus shall be as follows:
John Doherty - 2025 Amendment to Employment Agmt - 2-10-2025

2.1.1.The potential maximum annual Bonus with respect to 100% attainment, satisfaction and performance against the 2025 Executive Compensation Plan’s targets and thresholds (namely, Individual Objectives and Company Financial Goals KPIs and OKRs) as elaborated in the 2025 Executive Compensation Plan, shall equal the gross amount of USD 470,000 (herein, the “Base OTB”).
2.1.2.The potential maximum annual additional stretch bonus for overachievement against such goals (>100%) (the “Stretch Bonus”), is still subject to the determination and approval of the metrics by the Compensation Committee and the Board of the Company. Based on past year’s metrics, if approved for 2025, the potential Stretch Bonus is expected to equal the gross amount of up to USD 176,250 (based on a Stretch Bonus of 137.5% of Base OTB); however, the final amount shall be determined by the Compensation Committee and the Board at their sole discretion.
2.2.All Bonus payments, if any, shall be subject to all mandatory withholdings and deductions, and shall be deemed to be quoted in gross figures. In addition, all Bonus payments in currencies other than US Dollar will be adjusted in accordance with the specific payment currency and US Dollar exchange rate that shall prevail as of the payment calculation date in accordance with the Company’s policies and procedures.

3.Additional Benefits
3.1.Subject to the approval of the Compensation Committee of the Board of Directors of Kaltura, Inc., and the terms and conditions stipulated below, the Company anticipates granting the Employee 526,316 RSUs as stipulated in the 2025 Executive Compensation Plan (herein, “LTI RSUs”).
3.2.The LTI RSUs, if awarded, will be governed by the terms and conditions of the Company’s 2021 Plan, the respective provisions of the 2025 Executive Compensation Plan and applicable award agreements.
Subject to the above, if and to the extent the Employee shall be granted LTI RSUs, then the grant thereof shall be subject to the following:
3.2.1.Grant Date: effective as of the effective date of the Compensation Committee’s approval of the 2025 Executive Compensation Plan, namely, January 6, 2025.
3.2.2.Vesting: Three-year quarterly, commencing retroactively from January 1st, 2025, subject to the Employee’s continued employment with, or services to, the Company or any of its affiliates or subsidiaries through the applicable vesting date unless determined otherwise under any applicable Corporate Transaction and/or Double Trigger provisions as stipulated in the 2021 Plan and/or any other agreements with the Employee (including the Employment Agreement).
3.2.3.Contingencies: the LTI RSUs award shall be made pursuant to the 2021 Plan, the 2025 Executive Compensation Plan, and the appropriate award agreement to be executed by the Employee and countersigned by Kaltura, Inc., and to the execution and delivery of all required agreements and instruments pursuant to the 2021 Plan and Kaltura, Inc.’s policies.
3.2.4.Double Trigger: The LTI RSUs award agreement shall include the double trigger accelerated vesting mechanism as set forth in the 2021 Plan and the agreements and Compensation Committee resolutions applicable to the Employee.

John Doherty - 2025 Amendment to Employment Agmt - 2-10-2025

4.Termination Accrued Obligations
Section 12 of your Employment Agreement shall be amended as follows:
4.1.The first paragraph of Section 12 shall be supplemented as follows:
“Term & Termination – Your employment with the Company will commence on the Effective Date, for an indefinite period until the termination thereof by either party in accordance with the terms hereof or as shall further be set forth in the definitive employment agreement (the “Term” or “Term of Employment”). You may terminate your employment with the Company at any time and for any reason whatsoever, by providing the Company a 60-day advanced written notice of termination (“Advanced Termination Notice”) regardless of any employment-at-will provisions that may apply, and likewise, in the event of termination of the Term by the Company without Cause (as such term is defined herein or shall be defined in the definitive employment agreement), you shall also be entitled to receive from the Company an Advanced Termination Notice or payment of the monthly Base Salary in lieu thereof (without perquisites), as the Company may elect at its sole and absolute discretion. If your employment ends for any reason, you shall be entitled to payment of (i) your unpaid Base Salary through the date of termination; (ii) all of your accrued, but unused paid time off; (iii) any unpaid expense reimbursements incurred by you as of the date of termination; and (iv) any earned but unpaid Performance Based Compensation from a prior fiscal year ((i) through (iv), the “Accrued Obligations”). During the Advanced Termination Notice period, whether notice has been given by the Employee or by the Company, the Employee shall continue to work unless instructed otherwise by the Company and shall cooperate with the Company in handing over his roles and responsibilities to his successor. The Company shall be entitled, but not obligated, at any time prior to the expiration of the Advanced Termination Notice period, at its sole discretion, either: (i) to waive the Employee’s actual work during such period, in which event the Company shall continue to pay and award to the Employee all the payments, rights, and benefits under the Employment Agreement payable to the Employee during the remainder of the Advanced Termination Notice period (namely, the Accrued Obligations for such period); or (ii) to immediately terminate the Employment Agreement and the employment relationship thereunder at any time prior to the expiration of the Advanced Termination Notice period and pay the Employee all Accrued Obligation for such period from the surrender of the notice through the supposed date of termination but for the cash conversion in lieu of the Advanced Termination Notice period.”
4.2.At the end of Section 12, after the words “… the “Accrued Obligations”).”, the following paragraph shall be inserted as part of said Section 12:
“In the event of a Corporate Transaction that triggers the “double-trigger” mechanisms included in the Employment Agreement and/or in the 2021 Kaltura, Inc. Incentive Award Plan (the “2021 Plan”), including termination or resignation for Good Reasons in such circumstances, then in addition to the Accrued Obligations the Employee shall also be entitled to the respective portion of the Performance Based Compensation for the employment period at the current year at which the Termination occurs until the Effective Date of Termination plus the respective advance written notice period (i.e., either the Employee’s Advanced Termination Notice period due to resignation for Good Reason or the Company’s Advanced Termination Notice period due to termination by the Company, both, under the double-trigger mechanism, regardless redemption thereof through the payment of all the payments,
John Doherty - 2025 Amendment to Employment Agmt - 2-10-2025

rights, benefits and Accrued Obligations under the Employment Agreement payable to the Employee during the remainder of the Advanced Termination Notice, even if such period shall end at the subsequent calendar/fiscal year (the “MBO Entitlement Period”). Except as specifically agreed otherwise, the measurement of the MBO KPIs attainment for the individual and Company goals with respect to the MBO Entitlement Period, and the calculation and payment of the respective Performance Based Compensation in respect thereof, shall be made upon the settlement of accounts at the Effective Date of Termination or the payment of the Accrued Obligations, as applicable, based on the Company’s estimation of the then expected Company’s target results and proforma financial statements. In such a case, the respective Performance Based Compensation amount shall be so affixed by the Company at its sole discretion regardless of the actual results de facto, and in the absent of any manifest error, the Company’s calculation shall be deemed as final non-appealable calculation of the respective Performance Based Compensation amount.
To dispel doubt, the above shall not derogate anything from:
12.1    Any specific special terms relating to termination for Cause, and in any event of discrepancy or inconsistency between the provisions of such special termination terms for Cause and the standard regular provisions as set forth herein, the special provisions regarding Cause event shall prevail; and
12.2    Any specific special terms referring to (i) Corporate Transactions, Change in Control, and “double trigger” mechanisms included and defined in the Employment Agreement (if included) and the 2021 Plan; and (ii) any other particular arrangements; provided, however, that the terms under subsections (i) and (ii) above are more beneficiary to the Employee than the terms hereof. Accordingly, in any event of discrepancy or inconsistency between the provisions of such special terms and arrangements and the standard regular provisions as set forth in this Section 12, the employee-favorable conditions shall apply and the special provisions shall prevail inasmuch as they award more beneficial terms in such circumstances.”

5.Miscellaneous
5.1.The Employment Agreement is hereby amended as expressly set out in this Amendment above, and all references and provisions relating to the subject matters of this Amendment, shall be read and interpreted in line with this Amendment and in a manner that will give full force and effect thereto, whether or not specified so herein. This Amendment shall be read together with the Employment Agreement as one agreement and, save as expressly amended by this Amendment, the Employment Agreement shall remain unaltered and in full force and effect.
5.2.This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

John Doherty - 2025 Amendment to Employment Agmt - 2-10-2025

    IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first hereinabove set forth:

Kaltura, Inc.		Employee

By:		By:
Name:	Sigal Srur		John Doherty
Title:	Chief Human Resources Officer

Attachments
Annex A - 2025 Executive Compensation Plan

John Doherty - 2025 Amendment to Employment Agmt - 2-10-2025